Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

Form F-4

(Form Type)

Quad Global Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

CALCULATION OF REGISTRATION FEE

FORM F-4

(Form Type)

	Security Type	Security Class Title	Fee Calculation Rule (2)	Amount Registered		Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Class A Ordinary Shares, $0.0001 par value per share (1)	457(f)	4,500,000	(1)	—	$150.00	$0.00015310	—
Fees to Be Paid	Equity	Class B Ordinary Shares, $0.0001 par value per share (1)	457(f)	25,500,000	(1)	—	$850.00	$0.00015310	—
Fees to Be Paid	Equity	Class A Ordinary Shares, $0.0001 par value per share (1)	457(f)	1,700,703	(1)	—	$56.69	$0.00015310	—
Fees to Be Paid	Equity	Class A Ordinary Shares, $0.0001 par value per share (1)	457(f)	1,725,000	(1)	—	$57.50	$0.00015310	—
Fees to Be Paid	Equity	Class A Ordinary Shares, $0.0001 par value per share (1)	457(f)	253,045	(1)	—	$8.43	$0.00015310	—
Fees to Be Paid	Equity	Class A Ordinary Shares, $0.0001 par value per share (1)	457(f)	690,000	(1)	—	$23.00	$0.00015310	—
Fees to Be Paid	Equity	Class A Ordinary Shares, $0.0001 par value per share (1)	457(f)	25,304	(1)	—	$0.84	$0.00015310	—
Fees to Be Paid	Equity	Class A Ordinary Shares, $0.0001 par value per share (1)	457(f)	69,000	(1)	—	$2.30	$0.00015310	—
Total Offering Amounts						—	$1,148.77	$0.00015310	$0.18
Net Fee Due									$0.18

(1)	Based on the maximum number of Class A ordinary shares, $0.0001 par value per share (“Class A Ordinary Shares”) and Class B ordinary shares, $0.0001 par value per share (“Class B Ordinary Shares”), of the registrant issuable upon a business combination (the “Business Combination”) involving Quetta Acquisition Corporation (“Quetta”) and KM QUAD, a Cayman Islands exempted company (“QUAD”). This number is based on the 4,500,000 Class A Ordinary Shares and 25,500,000 Class B Ordinary Shares issuable as consideration in connection with the Business Combination to the existing shareholders of QUAD in accordance with the terms of the Agreement and Plan of Merger, dated February 14, 2025. This number includes: (1) 4,500,000 Class A Ordinary Shares to be issued to the existing shareholders of QUAD, (2) 25,500,000 Class B Ordinary Shares to be issued to the existing shareholders of QUAD, (3) 1,700,703 Class A Ordinary Shares to be issued to Quetta’s public stockholders, (4) 1,725,000 Class A Ordinary Shares to be issued to the Quetta’s Sponsor, Quetta’s directors and officers, (5) 253,045 Class A Ordinary Shares underlying the Private Units, (6) 690,000 Class A Ordinary Shares underlying the Public Rights, (7) 25,304 Class A Ordinary Shares underlying the Private Rights, and (8) 69,000 Class A Ordinary Shares underlying the Representative Shares. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share sub-divisions, share dividends or similar transactions.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act. QUAD, a corporation, is a private company, no market exists for its securities and QUAD has an accumulated deficit. Therefore, the proposed maximum aggregate offering price is one-third of the aggregate par value of the QUAD’s securities expected to be exchanged in the Business Combination.

(3)	Calculated pursuant to Rule 457 of the Securities Act by calculating the product of (i) the proposed maximum aggregate offering price and (ii) 0.00015310.